Exhibit 99.1

AITX’s RAD-I and RAD-R Announce Major Tech Launches in Q4 FY 2025

Company Shares a Peek Under Its RAD Christmas Tree

Detroit, Michigan, December 11, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its subsidiaries Robotic Assistance Devices (RAD-I), and Robotic Assistance Devices Residential, Inc. (RAD-R), is poised to deliver significant advancements in autonomous, AI-powered technology in the 4th quarter of its FY 2025, which concludes on February 28, 2025. With several groundbreaking solutions nearing market readiness, the Company is set to redefine how businesses and consumers approach security and operational efficiency.

RAD-I and RAD-R are rolling out their most ambitious slate of product launches to date, including:

●	RADCam Production Shipping in December 2024

RAD-R’s highly anticipated RADCam™, the world’s first AI-powered interactive security camera for residential and small-business use, will begin production shipments this month. RADCam is expected to make a strong impact on the home security market with its revolutionary communication capabilities and unmatched cost-effectiveness.

●	Initial SARA Deployments Starting January 2025

RAD-I’s SARA™ (Speaking Autonomous Response Agent) platform will see its first deployments in early 2025. This advanced technology enhances workforce operations and security protocols by combining intuitive AI-driven access control with seamless user interaction.

●	AVA Generation 4 with HOAP in January 2025

The next iteration of RAD-I’s AVA™ (Autonomous Verified Access) introduces the Homeowners Association Portal (HOAP), enabling gated communities and residential properties to improve visitor management with enhanced AI capabilities.

●	Initial Demonstrations of ROAMEO Generation 4 in February 2025

RAD-I’s flagship robotic security device, ROAMEO™ (Rugged Observation Assistance Mobile Electronic Officer), will showcase its latest advancements in autonomous navigation, threat detection, and communication. These demonstrations are expected to set a new standard for mobile security robotics.

●	Preview of RADDOG LE2 in March 2025

RAD-I will unveil the next-generation robotic canine, RADDOG LE2, designed for enhanced performance in law enforcement and critical response scenarios. This preview will highlight the device’s advanced mobility, AI-driven interaction, and rugged design, marking a leap forward in robotic assistance.

“These launches exemplify the innovation that RAD-I and RAD-R bring to our clients and end-users,” said Steve Reinharz, CEO/CTO of AITX and all RAD subsidiaries. “From reshaping residential security with RADCam to delivering sophisticated enterprise solutions like SARA, AVA Gen4, and RADDOG LE2, we are on track to make FY 2025 a transformative year for the Company. Our future feels so bright!”

AITX’s Annual Investor Presentation Streaming January 15, 2025

The Company will host its Annual Investor Presentation on Wednesday, January 15, 2025, streaming live across all its social media platforms. CEO/CTO Steve Reinharz and key executives will review FY 2025 performance and preview the innovative technologies and strategic growth planned for FY 2026, offering valuable insights for investors, partners, and followers. Additional details, including the streaming time, channels, and agenda, will be shared in the coming weeks.

During the presentation, the Company will provide an updated comparison of its November 2023 forecast, delivered at the previous Investor Presentation, to actual results, offering a clear picture of its performance. Additionally, the Company will share guidance for the remainder of FY 2025, which ends on February 28, 2025, as well as FY 2026, beginning March 1, 2025, highlighting its strategic roadmap and growth opportunities for the year ahead.

“As we close out an incredible year of growth and innovation, I couldn’t be more excited for what lies ahead,” concluded Reinharz. “From groundbreaking new technologies to expanding our reach across industries, the opportunities for the Company and our investors are truly limitless. And for those looking to bring a little extra security and peace of mind into the new year, there’s still time to order a RADCam for the holidays, it’s the perfect way to start 2025 with confidence.”

AITX, through its subsidiary, Robotic Assistance Devices (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD-I technologies, AI-based analytics and software platforms are developed in-house.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/